EXHIBIT 99

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ITRONICS JOINS FORCES WITH FLORIDA COMPANY TO SUPPLY GOLD'n GRO LIQUID FERTILIZER INJECTORS FOR THE LANDSCAPE MAINTENANCE, WHOLESALE AND RETAIL NURSERY MARKETS

RENO, Nevada, March 24, 2005 -- Itronics Inc. (OTCBB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that its subsidiary, Itronics Metallurgical, Inc., has completed an agreement with Chemilizer Products, Inc., Largo, Florida, to jointly market a highly effective injector system for the rapidly growing fertigation markets. Chemilizer will provide Itronics Metallurgical with a GOLD'n GRO liquid fertilizer delivery system via two injectors, the HN55 and CP33, which will be used by Itronics Metallurgical’s customers in lawn and landscape maintenance programs and by wholesale and retail nursery and greenhouse operators.

Itronics Metallurgical will market the new liquid fertilizer injectors both at its web site, http://www.goldngro.com , and through its expanded distribution network.

"Itronics Metallurgical is pleased to now offer an excellent line of liquid fertilizer injectors for the Landscape Construction and Maintenance markets and also for the Nursery and Greenhouse markets," said Dr. John Whitney, Itronics President. "The injector units are environmentally friendly and energy efficient because they are powered by the natural flow of the irrigation water. They are reliable, efficient, extremely accurate and easy to install and use."

"The Chemilizer non-electric injection systems are currently used in agriculture, commercial and industrial applications and have undergone extensive testing for residential, municipal, and commercial use," Dr. Whitney said. "Adding these systems to the Itronics Metallurgical liquid fertilizer injector offering represents another strategic step in improving the ease and reliability of application and in expanding the market for the GOLD'n GRO liquid fertilizers. Itronics Metallurgical's distributor network, which is being expanded this year, now has exposure to more than 20,000 potential customers for these products."

Fertigation with liquid fertilizers is beneficial for the environment. When dry fertilizers are applied, they sit on the ground until they are dissolved by irrigation water or rain. Because of this, they are often washed away into storm sewers, or leached into ground waters, or washed into streams, rivers, or lakes. GOLD’n GRO chelated liquid fertilizers are readily absorbed through the blades, leaves and roots of the plants, virtually eliminating runoff.

Chemilizer’s President, Frank Daniels, said that "Itronics Metallurgical has a line of fertilizers that complement our injectors. In combination, they make periodic or continuous application of fertilizer simple and almost effortless for the commercial operator or the homeowner. You just set the injector and forget!"

Chemilizer Products, Inc., a leading manufacturer of liquid fertilizer and chemical delivery systems, is based in Largo, Florida. Chemilizer was founded in 1976, is privately owned, and has 20,000 square feet of manufacturing and administrative space.

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO

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trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://www.goldngro.com . The popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)